[Exhibit 21.1]

SUBSIDIARIES OF PETMED EXPRESS, INC.


PetMed Express, Inc. directly owns all of the outstanding interests in the following subsidiaries:

  Southeastern Veterinary Exports, Inc., a Florida corporation

  First Image Marketing, Inc., a Florida Corporation

  International Veterinary Exports, Inc., a Florida Corporation